ADDENDUM TO THE SALE OF SHARES AGREEMENT DATED 19 DECEMBER 2008

amongst

CENTURY RESORTS LIMITED

MAIN STREET 581 (PROPRIETARY) LIMITED

(nominated as purchaser by and in the place and stead of TSOGO SUN GAMING (PROPRIETARY) LIMITED)

and

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED

(“the Agreement”)

1.  INTERPRETATION

Unless inconsistent with the context, words and expressions defined in the Agreement shall, when used in this Addendum, bear the same meanings ascribed to them in the Agreement.

2.  SECONDARY TRANSACTION

The Parties agree that:

2.1  the Primary Transaction will be implemented, notwithstanding that the approval of the KwaZulu-Natal Gambling Board contemplated in clause 3.1.1.2 of the Agreement, will not have been timeously received;  and

2.2  the Secondary Transaction, as contemplated in clause 18 of the Agreement, will not be implemented.

3.  FULFILMENT OF CONDITIONS PRECEDENT

3.1  The Parties hereby agree and confirm that:

3.1.1  the Conditions Precedent referred to in clauses 3.1.1.1, 3.1.1.3 and 3.1.2 of the Agreement have been fulfilled, as per the attachments to this Addendum marked A, B and C;  and

3.1.2  subject to the waiver in terms of clause 3.2 of this Addendum and the amendments to the Agreement in terms of this Addendum, the Agreement has therefore become unconditional.

3.2  The Purchaser hereby waives its right contained in clause 3.1.3 of the Agreement to notify the Seller that a Material Adverse Event has occurred.

4.  AMENDMENTS TO THE AGREEMENT

4.1  The Agreement will, as a result of the matters referred to in clauses 2 and 3 above, require to be amended as contemplated in this Addendum.

4.2  The Agreement is hereby amended as follows:

4.2.1  the definition of “Accounting Date” contained in clause 1.1.1, is deleted and the following substituted therefor:

“Accounting Date”means 30 June 2009”;

4.2.2  the following new definition of “CNEW Attributable Portion” is inserted as a new clause numbered 1.1.16A immediately after clause 1.1.16:

  “1.1.16A        “CNEW Attributable means that portion of the Portion”Purchase Price attributable to the value of the CNEW Shares, being an amount equal to:

1.  the sum of R125 million;  less

2.  an amount equal to the aggregate of:

2.1      an amount equal to 60% of the amount of the debt owing by CNEW to Nedbank and/or Winlen as at the Accounting Date, including all settlement costs and/or break fees in respect of CNEW and/or Winlen;  and

2.2  an agreed amount of R2 million”;

4.3  the definition of “Fulfilment Date” contained in clause 1.1.30 is deleted;

4.4  the definition of “Purchase Price” contained in clause 1.1.42 is amended by the deletion of the word “clauses” and the substitution therefor of the word “clause” and by the deletion of the word and figures “and 18.2”;

4.5  clause 3.1.1 is amended by the deletion of clause 3.1.1.2 and the renumbering of clause 3.1.1.3 as 3.1.1.2;

4.6  clause 3.5 is deleted and clauses 3.6 and 3.7 are renumbered as 3.5 and 3.6;

4.7  clause 7.1 is deleted and the following clause substituted therefor:

 “7.1     On the Closing Date, the Purchaser shall pay to the Seller, on account of the Purchase Price, an amount equal to the aggregate of:

7.1.1   an amount determined in accordance with clause 6.1;  less

7.1.2   an amount equal to the aggregate of:

7.1.2.1   the Retention Amount;  and

7.1.2.2   the CNEW Attributable Portion

in South African Rand by electronic transfer into an account nominated by the Seller in writing no later than 5 Business Days prior to the Closing Date, against compliance by the Seller with the provisions of clause 9.”;

4.8  clause 13.6 is amended by the deletion of the words “(if the Secondary Transaction shall not have been implemented) or up to a maximum of R7.5 million (if the Secondary Transaction shall have been implemented)”;

4.9  clause 17.1.4 is amended by the deletion of the words “(if the Secondary Transaction is not implemented) or more than R2 million (if the Secondary Transaction is implemented)” in the unnumbered paragraph following clause 17.1.4.2;

4.10  clause 18 is deleted and the following substituted therefor:

“18.                CNEW

18.1      Subject to the conditions that:

18.1.1    the written approval, on conditions acceptable to the Purchaser (and the Seller, to the extent that any of such conditions shall affect the Seller), for the implementation of this Agreement shall have been obtained from the KwaZulu-Natal Gambling Board and a copy thereof shall have been delivered to the Purchaser;  and

18.1.2    an order of the High Court of South Africa, KwaZulu-Natal, Durban, shall have been obtained, on terms acceptable and a copy thereof shall have been delivered to the Purchaser, to the effect that:

18.1.2.1    the sale to the Company by Dynamo Investments Limited, registration no. 1995/004006/06, (“Dynamo”) of 60% of its shareholding in CNEW in terms of the Sale of Shares Agreement dated 14 October 2005, was valid and binding on Dynamo and its shareholders and enforceable by the Company against Dynamo;

18.1.2.2    the Company has valid title to such shares so purchased from Dynamo;

        18.1.2.3    the sale by Dynamo to Winlen of 40% of its shareholding in CNEW, was valid and binding on Dynamo and its shareholders and enforceable by Winlen against Dynamo;  and

18.1.2.4     the sale by Dynamo to Izulu Gaming (Proprietary) Limited, registration no. 1998/008061/07 (“Izulu”), of Dynamo’s entire shareholding in and claim on loan account against Winlen, in terms of a share sale agreement dated 3 November 2008, as amended, was valid and binding on Dynamo and its shareholders and enforceable by Izulu against Dynamo;

the Purchaser shall pay to the Seller, the CNEW Attributable Portion, in South African Rand, to the account referred to in clause 7.1, within 5 Business Days after the fulfilment of the conditions referred to in clauses 18.1.1 and 18.1.2, it being agreed that closing of the Primary Transaction shall take place on the Closing Date, notwithstanding that payment of the Purchase Price shall be deferred in terms of this clause 18.1.

18.2    Should, however, both of the conditions referred to in clauses 18.1.1 and 18.1.2 not have been fulfilled by 31 December 2009 (or such later date as the Parties may agree in writing), the Purchaser shall procure that the Company shall sell to the Seller, or its nominee (which shall purchase), the CNEW Shares and the CNEW Claims as they were as at the Closing Date for a consideration, in the aggregate, of R1,00 and the Purchase Price shall be deemed to have been reduced by an amount equal to the CNEW Attributable Portion;

18.3    Delivery of the CNEW Shares by the Company in negotiable form to the Seller and payment of the consideration in respect thereof by the Seller to the Company, pursuant to the provisions of clause 18.2, shall be made within 5 Business Days after 31 December 2009 (or such earlier date as the Purchaser and the Seller may agree in writing).

18.4    Pending implementation of the provisions of either clause 18.1 or clause 18.2, as the case may be, the Purchaser shall procure that, on the Closing Date and after implementing the provisions of clause 9, the share certificates in respect of the CNEW Shares shall be lodged by the Company with Mervyn Taback Inc of Johannesburg, to be held by it until instructed, in writing, by the Seller and the Purchaser to release such share certificates, either to the Company or to the Seller or its nominee.”;

4.11  references in the Agreement to clauses which have been renumbered in terms of this Addendum shall be deemed to be references to such clauses as renumbered.

5.  COUNTERPARTS

This Addendum may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

DATED AT VIENNA ON THIS THE 15TH DAY OF JUNE 2009

AS WITNESSES:	FOR: CENTURY RESORTS LIMITED
1. /s/ Kiril Bablakov	/s/ Erwin Haitzmann
2. /s/ Sandra Grinschgl	Who warrants that he is duly authorised thereto
Name of Signatory:	Erwin Haitzmann
Capacity of Signatory:	Board Resolution

DATED AT FOURWAYS ON THIS THE 15TH DAY OF JUNE 2009

AS WITNESSES:	FOR: MAIN STREET 581 (PROPRIETARY) LIMITED
1. /s/ Wynand van Wyngaardt	/s/ Marcel von Aulock
2. /s/ Graham Tyrrell	Who warrants that he is duly authorised thereto
Name of Signatory:	Marcel von Aulock
Capacity of Signatory:	Board Resolution

DATED AT VIENNA ON THIS THE 15TH DAY OF JUNE 2009

AS WITNESSES:	FOR: CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED
1. /s/ Kiril Bablakov	/s/ Andreas Terler
2. /s/ Sandra Grinschgl	Who warrants that he is duly authorised thereto
Name of Signatory:	Andreas Terler
Capacity of Signatory:	Board Resolution